                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION               OMB Approval
FORM 4                                                  WASHINGTON, D.C. 20549                             ------------------
|_| Check this box if no                                                                                   OMB Number 3235-0287
    longer subject to                                                                                      Expires: January 1, 2005
    Section 16. Form 4                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    or Form 5                                                                                              Hours per response....0.5
    obligations may
    continue Instruction
    1(b).
                                          Filed pursuant to Section 16(a) of the Securities
                                          Exchange Act of 1934, Section 17(a) of the Public
                                           Utility Holding Company Act of 1935 or Section
                                             30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person* 2.  Issuer Name and Ticker or Trading Symbol        6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer
                                                                                                     (Check all applicable)
 Klein           Gerald                      MERCATOR SOFTWARE, INC. (MCTR)                       Director            10% Owner
---------------------------------------- ---------------------------------------------------  ---                 ---
 (Last)          (First)        (Middle) 3.  IRS Identification   y     4.  Statement for      X  Officer (give       Other (specify
                                             Number of Reporting            Month/Day/Year    --- title below)    --- below)
c/o Mercator Software, Inc.                  Person, if an entity                             Assistant Secretary
45 Danbury Road                              (Voluntary)                    12/18/2002        -------------------------------------
----------------------------------------                                 ------------------- ---------------------------------------
              (Street)                                                   5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
Wilton         CT             06897                                                            ---Reporting Person
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(City)       (State)          (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                      2.Trans- 2A.     3.Trans-   4. Securities Acquired    5. Amount of   6. Owner- 7.Nature of
 (Instr. 3)                              action   Deemed    action      (A) or Disposed of       Securities      ship     Indirect
                                         Date     Execu-    Code        (D) (Instr. 3, 4       Beneficially      Form:   Beneficial
                                                  tion      if          and 5)                 Owned Following   Direct    Owner-
                                                  Date,   (Instr. 8)                           Reported Trans-   (D) or     ship
                                                  if any  --------- -----------------------    action(s)       Indirect
                                                                                                                 (I)
                                         (Month/  (Month/                      (A)
                                          Day/     Day/                         or             (Instr. 3 and
                                          Year)    Year)   Code   V   Amount   (D)     Price          4)       (Instr. 4)  (Instr.4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (9-02)

FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------ ---------- --------- ------ ---------- ------------ ------------- ----------- -------- --------- ---------- ---------
1.Title of   2.Conver-  3.Trans-  3A.    4.Trans-  5.Number of  6.Date Exer-  7.Title and 8.Price  9.Number  10.Owner-  11.Nature
  Derivative   sion       action  Deemed   action    Derivative   cisable and   Amount of   of       of        ship        of
  Security     or         Date,   Execu-   Code      Securities   Expiration   Underlying   Deriv-   Deriv-    Form      Indirect
  Instr. 3)    Exercise   if any  tion    (Instr.    Acquired     Date         Securities   Ative    ative     of        Beneficial
               Price of  (Month/  Date,    8)         (A)or       (Month/Day/  (Instr. 3    Secur-   Secur-    Deriv-    Ownership
               Deri-       Day/   if any             Disposed of  Year)        and 4)       ity      ities     ative     (Instr.4)
               vative     Year)                      (D)(Instr.                             (Instr   Bene-     Security:
               Security           (Month/            3, 4 and 5)                            5)      ficially   Direct
                                   Day/                                                              Owned     (D) or
                                   Year)                                                             Follow-   Indirect
                                         ---- --- ----- ----- ------- ------- ------- ------         ing Rep-  (I)
                                         Code  V   (A)   (D)  Date    Expira-  Title  Amount         orted     (Instr.
                                                              Exer-   tion            or             Transac-   4)
                                                              cisable Date            Number         tion(s)
                                                                                      of            (Instr.4)
                                                                                      Shares
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Stock Option    $2.90      4/23/02        A       15,000     4/23/03  4/23/12  Common  15,000         15,000    D
(right to buy) per share                                    See Note 1         Stock
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Stock Option    $0.94     12/18/02        A       35,000    12/18/02  12/18/12 Common  35,000         35,000    D
(right to buy) per share                                    See Note 2         Stock
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Explanation of Responses:
  1.  Will become exercisable as to 25% of the shares on 4/23/03 and the remainder quarterly through 4/23/06.
  2.  Became exercisable as to 25% of the shares on 12/18/02 and will become exercisable as to the remainder quarterly through 12/18/06.

                                                                                /s/ Gerald Klein                      12/19/2002
**Intentional misstatements or omissions of facts constitute                    -------------------------------   ------------------
  Federal Criminal Violations.                                                  **Signature of Reporting Person         Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       GERALD KLEIN

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                                                                     SEC 1474 (9-02)